Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Trimeris, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-44145, No. 333-64064, No. 333-66401, No. 333-74304, No. 333-90377, No. 333-107508, No. 333-129600, No. 333-138807, No. 333-147430, and 333-147431) on Forms S-8 of Trimeris, Inc. of our report dated March 12, 2009, except with respect to the adoption of FASB ASC Topic 808, Collaborative Arrangements, (as discussed in adoption of new accounting standards of note 1 and paragraph 8 of note 8 to the December 31, 2009 financial statements), as to which the date is as of March 16, 2010, with respect to the balance sheet of Trimeris, Inc. as of December 31, 2008, and the related statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period then ended, which appears in the December 31, 2009 annual report on Form 10-K of Trimeris, Inc.

As discussed in adoption of new accounting standards of note 1 and in paragraph 8 of note 8 to the December 31, 2009 financial statements, the Company adopted the provisions of FASB ASC Topic 808, Collaborative Arrangements, as of January 1, 2009 and, accordingly, adjusted the previously issued statements of operations for each of the years in the two-year period ended December 31, 2008.

KPMG LLP

Raleigh, North Carolina

March 12, 2009, except with respect to the adoption of FASB ASC Topic 808, Collaborative Arrangements, (as discussed in adoption of new accounting standards of note 1 and paragraph 8 of note 8 to the December 31, 2009 financial statements), as to which the date is as of March 16, 2010